Exhibit 99.1
Investor Relations
+1 (937) 222-2610
ROBBINS & MYERS REPORTS
FOURTH QUARTER FISCAL 2006 RESULTS
Improved Operating Performance on Strong Sales
and Restructuring Benefits; Orders and Backlog
Continue to Improve
DAYTON, OHIO, October 16, 2006 . . . Robbins & Myers, Inc. (NYSE:RBN) announced today its financial results for the fourth quarter of fiscal 2006, ended August 31, 2006. The Company reported fourth quarter diluted net earnings per share of $0.56, versus $0.02 in the prior year fourth quarter. Excluding special items, diluted net earnings per share were $0.64 per share, as compared with $0.20 in the fourth quarter of 2005.
The Company also reported fourth quarter 2006 sales of $183 million, $14 million higher than in the fourth quarter of 2005. Excluding 2005 sales from divested product lines, sales increased $28 million or 18%. Reported fourth quarter 2006 orders of $195 million were $42 million or 27% higher than in the prior year. The Company also announced higher backlog across all business segments with total year-end backlog of $174 million, 50% higher than the year-ago figure.
“We are pleased to deliver these substantial improvements in the performance of our business, driven by stronger market conditions and our improving cost structure,” said Peter C. Wallace, President and Chief Executive Officer of Robbins & Myers, Inc. “Our Fluid Management segment continues to deliver solid increases in sales and earnings. Romaco was profitable on a pre-restructuring basis for the second consecutive quarter. We continue to improve EBIT margins in the Process Solutions segment, achieving 9% in the fourth quarter of 2006. Strong order performance across our businesses led to significant increases in backlog. And we made further strides in our capital structure, decreasing our debt to $106 million or 24% of total capitalization.”
Earnings before interest, taxes and minority interest (“EBIT”) were $19 million in the fourth quarter of fiscal 2006 and $8 million in the same period of fiscal 2005. Fourth quarter EBIT margins increased 570 basis points over the prior year to 10.4%. These results included net costs for special items of $2 million in both the fourth quarter of 2006 and 2005. Before these special items, fourth quarter 2006 EBIT was $21 million, $11 million higher than the same period of the prior year. The improvement in EBIT before special items was driven by higher sales volume and savings from completed restructuring programs.
For the full fiscal year, the Company incurred a net loss of $1.31 per diluted share in 2006 as a result of goodwill impairment and restructuring costs, compared with a net loss of $0.02 per diluted share in fiscal 2005, which also included restructuring charges. Fiscal 2006 diluted earnings per share before these special items were $1.26 compared with diluted earnings per share before special items of $0.50 in fiscal 2005.

Mr. Wallace commented, “Throughout 2006 we reduced complexity and increased our capabilities. We trimmed our portfolio, reduced our manufacturing footprint, embraced lean processes and began leveraging our strength in target markets as we transformed Robbins & Myers from a holding company into an operating company. As we enter 2007, we are increasing our focus on profitable growth, while continuing to improve our operating performance.”
For fiscal 2007, the Company expects continued strength in Fluid Management and continued improvement in the Process Solutions and Romaco segments, supported by recent order activity and strong backlog. Based on this outlook, the Company expects fiscal 2007 net earnings of $1.70 to $1.90 per diluted share. First quarter 2007 net earnings are expected to be in the range of $0.40 to $0.50 per diluted share. These GAAP estimates include costs for the completion of previously-announced restructuring activities, as well as an expected gain from the sale of a facility in Mexico in the first quarter. The Company expects these special items to contribute approximately $0.15 of net benefit per diluted share in the first quarter.
Fourth Quarter Results by Segment
Fluid Management. The Fluid Management segment continued its record performance. Fourth quarter 2006 sales of $73.2 million and EBIT of $19.6 million increased by 34% and 78%, respectively, compared with the fourth quarter of the prior year. Orders increased 34% over last year’s fourth quarter to $77.6 million.
Process Solutions. Fourth quarter fiscal 2006 sales of $66.8 million for the Process Solutions segment were $4.8 million or 8% higher than in the prior year period. Excluding the impact of the Edlon Lined Pipe product line, which was sold in August 2005, sales increased $7.8 million or 13% as a result of favorable end market conditions. EBIT in the fourth quarter of fiscal 2006 was $6.2 million, $4.8 million higher than in the same period of the prior year; $1.7 million of the increase in EBIT was related to lower special item costs with the remainder due to increased volume and the benefits of completed restructuring programs. Fourth quarter orders increased 28% over the prior year quarter to $70.7 million.
Romaco. The Romaco segment sales of $43.1 million for the fourth quarter 2006 were $9.4 million lower than in the comparable period of the prior year due to the sale of the Hapa and Laetus product lines on March 31, 2006. Excluding these product lines, sales increased 4%. EBIT was negative $0.7 million in the fourth quarter 2006 compared with positive $0.5 million in the fourth quarter 2005. Excluding fourth quarter net costs of special items of $2.2 million and $0.7 million in 2006 and 2005, respectively, EBIT was $1.4 million in the recent quarter compared with $1.1 million for the same period of last year. Orders increased 17% over the prior year to $46.3 million in the fourth quarter of 2006 and included large orders with scheduled delivery dates extending beyond 12 months.

Conference Call to Be Held at 10:00 AM (Eastern) Tomorrow
A conference call to discuss these results has been scheduled for 10:00 AM ET on Tuesday, October 17, 2006. The call can be accessed via webcast or via telephone by dialing (866) 713-8307 (US/Canada) or +1 (617) 597-5307 (outside US/Canada) and using access code 83466065. Webcast information and conference call materials will be made available on the Company’s website (www.robn.com, “Investor Information” section) prior to the start of the call. Telephonic replays will be available for one week by calling (888) 286-8010 (US/Canada) or +1 (617) 801-6888 (outside US/Canada) and using the access code 65727954.
About Robbins & Myers
Robbins & Myers, Inc. is a leading global supplier of highly-engineered, application-critical equipment and systems to the global pharmaceutical, energy, chemical and industrial markets.
In this release the Company refers to various non-GAAP measures. Earnings and earnings per share excluding special items are non-GAAP financial measures. The Company believes these measures are helpful to investors in assessing the Company’s ongoing performance of its underlying businesses before the impact of special items on its financial performance. In addition, these non-GAAP measures provide a comparison to our previously announced earnings guidance which excluded these special items. Earnings and earnings per share before special items reconcile to earnings presented according to GAAP as follows:

	Three Months Ended		Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
(in thousands, except per share data)	2006	2005	2006	2005

Net income (loss)	$9,020	$335	($19,587)	($262)

Plus special items, net of tax:
Inventory write-offs included in cost of sales	477	0	710	192
Process Solutions segment restructuring charges and facility dispositions	(131)	1,839	3,328	4,067
Romaco segment restructuring charges and business dispositions	1,001	804	(4,471)	3,259
Goodwill impairment charge	0	0	39,174	0

Net income before special items	$10,367	$2,978	$19,154	$7,256

Diluted net income (loss) per share	$0.56	$0.02	($1.31)	($0.02)

Plus special items:
Inventory write-offs included in cost of sales	0.03	0.00	0.04	0.01
Process Solutions segment restructuring charges and facility dispositions	(0.01)	0.13	0.22	0.28
Romaco segment restructuring charges and business dispositions	0.06	0.05	(0.31)	0.23
Goodwill impairment charge	0.00	0.00	2.62	0.00

Diluted net income per share before special items	$0.64	$0.20	$1.26	$0.50

In addition to historical information, this release contains forward-looking statements identified by use of words such as “expects,” “anticipates,” “estimates,” and similar expressions. These statements reflect the Company’s expectations at the time this release was issued. Actual events and results may differ materially from those described in the forward-looking statements. Among the factors that could cause material differences are a significant decline in capital expenditures in the specialty chemical and pharmaceutical industries, a major decline in oil and natural gas prices, foreign exchange rate fluctuations, the impact of Sarbanes-Oxley section 404 procedures, work stoppages related to union negotiations, customer order cancellations, the ability of the Company to realize the benefits of its restructuring program in its Romaco and Process Solutions segments, including the receipt of cash proceeds from the sale of excess facilities, and general economic conditions that can affect demand in the process industries. The Company undertakes no obligation to update or revise any forward-looking statement.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
    (Unaudited)

(in thousands)	August 31, 2006	August 31, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$48,365	$23,043
Accounts receivable	124,569	128,676
Inventories	94,990	102,652
Other current assets	6,260	7,121
Deferred taxes	9,937	10,216

Total Current Assets	284,121	271,708

Goodwill & Other Intangible Assets	273,834	324,208
Other Assets	13,338	13,807
Property, Plant & Equipment	127,030	130,612

	$698,323	$740,335

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$62,749	$67,183
Accrued expenses	102,327	97,090
Current portion of long-term debt	744	8,616

Total Current Liabilities	165,820	172,889

Long-Term Debt — Less Current Portion	104,787	166,792
Deferred Taxes	2,320	3,721
Other Long-Term Liabilities	87,017	96,088
Shareholders’ Equity	338,379	300,845

	$698,323	$740,335

Note	All known adjustments have been reflected in this report, but the information is subject to annual audit and year-end adjustments which are estimated to be insignificant.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENT
    (Unaudited)

	Three Months Ended		Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
(in thousands, except per share data)	2006	2005	2006	2005

Sales	$183,190	$169,104	$625,389	$604,773
Cost of sales	117,280	114,447	410,473	408,808

Gross profit	65,910	54,657	214,916	195,965

SG&A expenses	44,959	43,888	167,677	163,109
Amortization expense	577	646	2,343	2,519
Goodwill impairment charge	0	0	39,174	0
Other	1,291	2,143	(1,786)	8,886

Income before interest and income taxes	19,083	7,980	7,508	21,451

Interest expense	2,622	3,606	12,946	14,433

Income before income taxes and minority interest	16,461	4,374	(5,438)	7,018

Income tax expense	7,224	3,640	12,589	5,840

Minority interest	217	399	1,560	1,440

Net income (loss)	$9,020	$335	($19,587)	($262)

Net income (loss) per share:
Basic	$0.59	$0.02	($1.31)	($0.02)
Diluted	$0.56	$0.02	($1.31)	($0.02)

Weighted Average Common Shares Outstanding:
Basic	15,363	14,662	14,898	14,608
Diluted	16,713	16,469	16,575	16,423

Orders	$194,663	$152,597	$688,822	$607,210

Backlog	$174,447	$116,491	$174,447	$116,491

Note:	All known adjustments have been reflected in this report, but the information is subject to annual audit and year-end adjustments which are estimated to be insignificant.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED BUSINESS SEGMENT INFORMATION
    (Unaudited)

	Three Months Ended				Twelve Months Ended
	August 31,		August 31,		August 31,		August 31,
(in thousands)	2006		2005		2006		2005

Sales
Fluid Management	$73,246		$54,660		$245,180		$198,700
Process Solutions	66,837		61,987		231,009		238,698
Romaco	43,107		52,457		149,200		167,375

Total	$183,190		$169,104		$625,389		$604,773

Income Before Interest and Income Taxes (EBIT)
Fluid Management	$19,636		$11,013		$56,522		$39,731
Process Solutions	6,177	(1)	1,358	(1)	8,867	(1)	4,739	(1)
Romaco	(732	)(2)	454	(2)	(38,189	)(2)	(7,905	)(2)
Corporate and Eliminations	(5,998)		(4,845)		(19,692)		(15,114)

Total	$19,083		$7,980		$7,508		$21,451

Depreciation and Amortization
Fluid Management	$2,135		$2,058		$7,491		$7,772
Process Solutions	1,449		1,799		6,496		7,497
Romaco	763		872		2,991		3,550
Corporate and Eliminations	395		382		1,600		1,574

Total	$4,742		$5,111		$18,578		$20,393

Orders
Fluid Management	$77,604		$57,662		$256,937		$205,653
Process Solutions	70,741		55,389		262,256		235,007
Romaco	46,318		39,546		169,629		166,550

Total	$194,663		$152,597		$688,822		$607,210

Backlog
Fluid Management	$33,298		$21,678		$33,298		$21,678
Process Solutions	88,433		57,861		88,433		57,861
Romaco	52,716		36,952		52,716		36,952

Total	$174,447		$116,491		$174,447		$116,491

(1) Includes income of $132,000 and costs of $1,560,000 in the quarters ending August 31, 2006 and 2005, respectively, related to restructuring of our Process Solutions businesses and disposition of an Edlon facility. The costs of these items included in the twelve month periods ended August 31, 2006 and 2005 were $4,530,000 and $5,737,000, respectively. The twelve month period ended August 31, 2006 also includes a gain of $1,800,000 related to the sale of land and buildings in China.
(2) Includes costs of $3,212,000 and $682,000 in the quarters ending August 31, 2006 and 2005, respectively, related to restructuring of our Romaco businesses. The three month period ended August 31, 2006 includes an additional gain on the disposal of businesses of $1,041,000. The twelve month period ended August 31, 2006 includes costs related to the restructuring of our Romaco business of $5,069,000 and a gain on the disposal of businesses of $8,458,000. The business restructuring costs included in the twelve month period ended August 31, 2005 were $4,279,000. The twelve month period ended August 31, 2006 also includes a $39,174,000 goodwill impairment charge.

Note:	All known adjustments have been reflected in this report, but the information is subject to annual audit and year-end adjustments which are estimated to be insignificant.